Exhibit 10.2

Participant:

Stifel Financial Corp.

Restricted Stock Unit

Modification of Award

The Participant was awarded the following Stock Units under the Stifel Financial Corp. 2001 Incentive Stock Plan (the “Plan”) in accordance with the Stifel Financial Corp. Wealth Accumulation Plan (the “SWAP”) (the “Award”):

Dates on Which RSUs Vest and Are Payable	Number of Shares Receivable at Such Date Prior to any Net Settlement for Tax Purposes	RSUs received as “normal” SWAP Deferral (as opposed to retention stock and recruiting awards)

The Award is hereby modified as follows:

In lieu of the of the issuance of that number of shares of Common Stock under the SWAP in the future pursuant to the Award, Participant accepts Shares of Restricted Stock subject to the Stifel Financial Corp 2017 Restricted Stock Award Agreement, which such award agreement is incorporated herein by reference (the “Award Agreement”), subject to the applicable terms of the Plan.

Restrictions on the shares of Restricted Stock shall lapse on the respective date or dates corresponding to the original vesting date or dates applicable to the corresponding shares specified above that are subject to this modification (a “Lapse of Restriction Date”). For example, a right to receive a share of stock pursuant to a Stock Unit that is scheduled to vest on December 31, 2019 is satisfied in full by the transfer of a share of Restricted Stock with a Lapse of Restriction Date on December 31, 2019.

Participant shall file a timely effective election under Section 83 of the Internal Revenue Code of 1986 as a condition of receiving implementing this Modification of Award. In the absence of such an election, this Modification of Award shall not become effective without further action by the Stifel Financial Corp. (the “Company”).

This Modification of Award shall be subject to the terms and conditions prescribed in the Plan and in the Award Agreement, which includes provisions for net settling shares of Restricted Stock to satisfy various tax withholding obligations.

Participant acknowledges that Participant executed this Modification of Award voluntarily and has not relied on the Company or any of its affiliates, employees or agents for tax advice, and Participant has been advised to seek the advice of its own advisors with respect hereto.

This Modification of Award shall become effective only if and when accepted by the Company, which acceptance shall be evidenced by the transfer of the shares of Restricted Stock described above to the Participant on the books and records of the Company.

This document constitutes part of the prospectus covering

securities that have been registered under the Securities Act of 1933.

IN WITNESS WHEREOF, the Participant has executed this Modification of Award on this      day of December, 2017.

PARTICIPANT

By:

Name (printed):

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